Exhibit 10.1

PS BUSINESS PARKS, INC.

2012 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

RESTATED RESTRICTED STOCK UNIT AGREEMENT

THIS RESTATED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made as of [Restatement Date] (the “Restatement Date”), by and between PS Business Parks, Inc., acting on its own behalf (the “Company”), and on behalf of PS Business Parks, L.P. as its sole general partner (the “Partnership”)(as appropriate in context below, references to the Company shall also include the Partnership), and [Name of Grantee], an employee of the Company, a Subsidiary or a Service Provider (the “Grantee”).

WHEREAS, the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan (the “Plan”) has been duly approved by the Board of Directors of the Company and the shareholders of the Company;

WHEREAS, under the Plan the Company is authorized to issue, inter alia, Restricted Stock Units relating to shares of common stock, par value $.01 per share, of the company (the “Stock”);

WHEREAS, the Company has previously determined that it was desirable to grant Restricted Stock Units to the Grantee under the terms and conditions set forth below; and

WHEREAS, the Company and the Grantee have now determined to amend and restate certain terms of the Grantee’s grant.

NOW,  THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Grantee hereby agree as follows:

1.	GRANT OF RESTRICTED STOCK UNITS.

On [Grant Date] (the “Grant Date”), the Company granted to the Grantee [No. of] Restricted Stock Units, subject to the terms of this Restricted Stock Unit Agreement and the Plan.  All terms and conditions of the Plan are hereby incorporated into this Agreement by reference and shall be deemed to be part of this Agreement, without regard to whether such terms and conditions are not otherwise set forth in this Agreement.  To the extent that any capitalized words used in this Agreement are not defined, they shall have the definitions stated for them in the Plan.  In the event that there is any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

2.	VESTING OF RESTRICTED STOCK UNITS.
2.1.	Service Requirement.

Rights in respect of [Percentage]% of the number of Restricted Stock Units specified in Section 1 above shall vest on each of the first [No.] anniversary[ies] of the Grant Date [or insert vesting schedule], provided that the Grantee is in service on the applicable vesting date.  As used herein, “service” shall mean service to the Company or a Subsidiary as an employee, director, consultant, Service Provider or independent contractor.  For purposes of this Agreement, termination of service would not be deemed to occur if the Grantee, after terminating service in one capacity, continues to provide service to the Company, any Subsidiary or any Affiliate in another capacity.  Termination of service is sometimes referred to below as termination of employment or other relationship with the Company.  As used herein, references to the “Company” shall be deemed to include its Subsidiaries and Affiliates.  The period during which the Restricted Stock Units have not vested and therefore are subject to a substantial risk of forfeiture is referred to below as the Restricted Period.

2.2.	Special Vesting Provisions. Notwithstanding anything to the contrary in Section 2.1:

2.2.1. Death or Disability.  Upon the Grantee’s death or Disability, all Restricted Stock Units granted to the Grantee pursuant to this Agreement that have not previously vested shall immediately become vested.

2.2.2. Retirement.  If the Grantee’s Service is terminated by reason of such Grantee’s Retirement, all Restricted Stock Units granted to the Grantee pursuant to this Agreement that have not previously vested shall immediately become vested as of the Grantee’s Retirement Date (defined below).  For purposes of this Agreement, “Retirement” means the Grantee’s termination of Service other than due to death, Disability, or Cause if:

(a)by the Retirement Date the Grantee is at least 55 years old and has provided at least 10 years of Service as defined in the Plan (generally including service with the Company, Public Storage, and their Affiliates);

(b)by the Retirement Date the sum of the Grantee’s age and total years of Service equals at least 80;

(c)the Grantee has provided the Company at least 12 months’ prior written notice of the Grantee’s intention to retire;

(d)on or prior to the Retirement Date the Grantee has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement; and

(e)subject to the Grantee’s continued Service through both the Certification Date and the Retirement Date, the Chairman of the Compensation Committee (the “Chairman”) has taken separate action to establish a date of termination of Service for the Grantee (the “Retirement Date”) and to approve such accelerated vesting for such Grantee (the date of such action by the Chairman, the “Certification Date”); provided, however, that (i) the Grantee shall have no right to such accelerated vesting if the Chairman does not take action to approve such accelerated vesting for such Grantee or revokes its approval before the Retirement Date; and (ii) if the Grantee’s Service is terminated for any reason other than death or Disability prior to such Retirement Date, any Restricted Stock Units held by the Grantee that have not vested shall terminate immediately, and the Grantee shall forfeit any rights with respect to such unvested Restricted Stock Units as of such termination of Service.

2.3.	Restrictions on Transfer.

The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Stock Units.

2.4.	Delivery of Shares.

Consistent with Section 4.2(c) of the Partnership's Agreement of Limited Partnership, delivery of shares of Stock represented by the Grantee’s vested Restricted Stock Units shall be made in the following fashion: (a) on behalf of the Grantee, the Partnership will purchase from the Company for fair market value the number of shares of Stock represented by the Grantee’s vested Restricted Stock Units, (b) the shares will be transferred by the Company, on behalf of the Partnership, to the Grantee, as soon as administratively practicable following the date on which such Restricted Stock Units vest; provided, however, that such delivery shall occur no later than March 15th of the calendar year following the calendar year in which such Restricted Stock Units vested, and (c) the Company will contribute to the Partnership the proceeds received from the Partnership for the shares in exchange for a number of Partnership Units equal to the number of shares being delivered to the Grantee.

3.	TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.

Upon the termination of the Grantee’s employment or other relationship with the Company other than by reason of death, Disability, or Retirement (pursuant to Section 2.2.2), any Restricted Stock Units held by the Grantee that have not vested shall terminate immediately, and the Grantee shall forfeit any rights with respect to such Restricted Stock Units.

4.	DIVIDEND AND VOTING RIGHTS.

The Grantee shall have none of the rights of a shareholder with respect to the Restricted Stock Units.  The Grantee shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares, a cash payment for each Restricted Stock Unit held as of the record date for such dividend equal to the per-share dividend paid on the Stock, which cash payment shall be made at the same time as the Company’s payment of a cash dividend on its outstanding shares.

5.	REQUIREMENTS OF LAW.

The Company shall not be required to deliver any shares under this Restricted Stock Unit Agreement if the delivery of such shares would constitute a violation by the Grantee or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Restricted Stock Units shall not vest in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.  Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the shares, the Company shall not be required to deliver such shares unless the Company has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under such Act.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended).  The Company shall not be obligated to take any affirmative action in order to cause the delivery of shares pursuant thereto to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that the Restricted Stock Units shall not vest unless and until the shares are registered or are subject to an available exemption from registration, the vesting of the Restricted Stock Units (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

6.	WITHHOLDING OF TAXES.

The Company and any Subsidiary shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the termination of the Restricted Period with respect to the Restricted Stock Units.  At the termination of the Restricted Period, the Grantee shall pay to the Company or the Subsidiary, as applicable, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Company or the Subsidiary, as applicable, which may be withheld by the Company or the Subsidiary in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares otherwise deliverable or (ii) by delivering to the Company or the Subsidiary Stock already owned by the Grantee.  The shares so delivered or withheld shall have a fair market value not exceeding the minimum amount of tax required to be withheld by applicable law.  The Fair Market Value of the shares used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 6 may satisfy his or her withholding obligation only with shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

7.	PARACHUTE LIMITATIONS.

Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Grantee and the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 7 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Subsidiary) for the direct or indirect compensation of the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, the Restricted Stock Units and any right to receive any payment or other benefit under this Agreement shall be reduced (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), but only (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Agreement, the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Grantee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Grantee under the Plan, any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then those rights, payments, or benefits under this Agreement, the Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Agreement be deemed to be a Parachute Payment shall be reduced in the following order: (x) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (y) welfare or in-kind benefits and (z) cash payments that constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the date of such reduction.

8.	DISCLAIMER OF RIGHTS.

No provision of this Agreement shall be construed to confer upon the Grantee the right to be employed by the Company, any Subsidiary or any Affiliate, or to interfere in any way with the right and authority of the Company, any Subsidiary or any Affiliate either to increase or decrease the compensation of the Grantee at any time, or to terminate any employment or other relationship between the Grantee and the Company, any Subsidiary, any Service Provider or any Affiliate of any of the foregoing.

9.	DATA PRIVACY.

To administer the Plan, the Company and its Affiliates may process personal data about the Grantee. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting this grant, the Grantee hereby gives express consent to the Company and its Affiliates to process any such personal data.  The Grantee also gives express consent to the Company to transfer any such personal data outside the country in which Grantee works, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

10.	CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, the Grantee agrees that the Company may deliver the Plan’s prospectus and any annual reports to the Grantee in an electronic format. If at any time the Grantee would prefer to receive paper copies of these documents, as the Grantee is entitled to, the Company would be pleased to provide copies. The Grantee may contact the Company’s Legal Department to request paper copies of these documents.

11.	INTERPRETATION OF THE AGREEMENT.

All decisions and interpretations made by the Chairman with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Grantee and any other person.  In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

12.	SECTION 409A.

The grant of Restricted Stock Units under this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  The Company, however, will have no liability to the Grantee if Section 409A is determined to apply and adversely affects the Grantee.  With respect to payments under this Agreement, for purposes of Section 409A, each payment (if there is more than one payment) will be considered one of a series of separate payments.  If at the time of the Grantee’s separation from service, (a) the Grantee is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to the Grantee constitutes “deferred compensation” (within the meaning of Section 409A), payment to the specified employee may not be made before the date that is six months after the date of the Grantee’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Grantee’s death).

With respect to any amount payable under this Agreement to the Grantee that constitutes “deferred compensation” (within the meaning of Section 409A), payment under this Agreement may not be accelerated upon a Change in Control under the Plan, unless such Change in Control is also a “change in control” (as defined in Section 409A) or unless otherwise permitted by Section 409A.  Upon a Change in Control under the Plan that is not a “change in control” (as defined in Section 409A), such payment shall be made on the next payment date permitted by Section 409A.

13.	CLAWBACK.

The Restricted Stock Units shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

14.	ENTIRE AGREEMENT.

This Agreement and the Plan constitute the entire agreement regarding this grant and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Grantee; provided, however, that the Company unilaterally may amend, waive, discharge, or terminate any provision hereof to the extent that such amendment, waiver, discharge, or termination does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of California (but not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused this Restated Restricted Stock Unit Agreement to be duly executed as of the date first above written.

GRANTEE:	COMPANY: PS BUSINESS PARKS, INC.
By:
[Grantee Name]	Name:[Officer Name] Title:[Officer Title]

ADDRESS FOR NOTICE TO GRANTEE: [Grantee Address]	PARTNERSHIP: PS BUSINESS PARKS, L.P. By: PS Business Parks, Inc., General Partner By: ______________________ Name:[Officer Name] Title: [Officer Title]

Signature Page to the Restated Restricted Stock Unit Agreement